U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 13, 2017

MEDICINE MAN TECHNOLOGIES, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	000-55450	46-5289499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

4880 Havana Street

Suite 102 South

Denver, Colorado 80239

(Address of principal executive offices)

(303) 371-0387

(Issuer’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On or about July 29, 2016 we filed a Form 8-K advising that on July 26, 2016, we executed a non-binding Term Sheet whereby we had reached an agreement to acquire Capital G Ltd, an Ohio limited liability company and its three wholly owned subsidiary companies, Funk Sac LLC, Commodogy LLC, and OdorNo LLC, in consideration for the issuance of an aggregate of 1.3 million shares of our Common Stock. Effective January 13, 2017, Medicine Man Technologies and Capital G mutually agreed not to proceed with this transaction. Our respective managements have decided that it would be in the best interests of both companies not to continue to move forward with this planned acquisition. We are currently in discussions with management of Capital G as to the convertible promissory note we hold in Capital G and are optimistic that mutually agreeable arrangements for satisfaction of that note will be reached. It is possible both parties may attempt to explore this potential acquisition opportunity again in the future.

Our other pending acquisition of Pono Publications Ltd. and Success Nutrients, Inc. is in the final stages of due diligence and while no assurances can be provided, we remain optimistic that we will successfully close these transactions during the initial calendar quarter of 2017. It should also be noted that we entered into an ‘Interim Agreement’ with both companies on or about October 20, 2016, as disclosed in an 8K filing on that date that provided for the interaction between the companies pending closing of the acquisition, including various renewals that were not dependent upon the successful completion of this acquisition but substantially benefit all parties.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICINE MAN TECHNOLOGIES, INC.
(Registrant)

Dated: January 17, 2017	By:	/s/ Brett Roper
Brett Roper, Chief Operating Officer

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